Exhibit 10.1
December 30, 2008
AMENDED AND RESTATED EARNOUT AGREEMENT
     This Amended and Restated Earnout Agreement (“Agreement”) is made and entered into as of April 10, 2008, among Agilysys, Inc., an Ohio corporation (“Parent”), Agilysys NJ, Inc., a New Jersey corporation and wholly-owned subsidiary of Parent (f/k/a Innovative Systems Design, Inc. d/b/a Innovativ Systems Design, Inc.) (the “Company” or the “Surviving Corporation”), each of Anthony Mellina, David Vogelzang and Frank G. Batula (the “Remaining Sellers”) and, solely for purposes of acting as the representative for the Remaining Sellers, Anthony Mellina (the “Seller Representative”).
RECITALS
     A. Pursuant to an Agreement and Plan of Merger, dated as of May 25, 2007 (the “Merger Agreement”), among Parent, Merger Sub, the Company, and Vincent James Spinella, as the Stockholder Representative for the Company Stockholders (as defined in the Merger Agreement), on July 2, 2007, Parent acquired the Company through the merger of the Merger Sub with and into the Company with the Company as the Surviving Corporation (the “Merger”).
     B. Pursuant to the terms of the Merger Agreement, Parent, Merger Sub, the Company and Vincent James Spinella, as Stockholder Representative for the Company Stockholders, entered into an Earnout Agreement, dated July 2, 2007 (the “Original Agreement”), which Original Agreement provided that a portion of the purchase price was to be calculated and paid as Additional Consideration based upon the Surviving Corporation’s EBITDA (as defined in the Original Agreement) over the Period (as defined in the Original Agreement).
     C. Pursuant to the terms of a Settlement, Withdrawal ands Release Agreement, dated of even date herewith (the “Settlement Agreement”), among Parent, the Company and the Company Stockholders, including the Sellers, (i) Parent will, conditioned upon the execution and delivery of this Agreement and the other conditions set forth in the Settlement Agreement, pay Thirty Five Million Dollars ($35,000,000) to the Payment Agent for distribution to each Company Stockholder; (ii) immediately upon such payment, the Company Stockholders other than the Remaining Sellers agree to withdraw as parties to and terminate all rights, interests and claims under the Original Agreement and not become parties to this Agreement; and (iii) the parties hereto have agreed to enter into this Amended and Restated Earnout Agreement to amend and restate the Original Agreement.
     D. The Remaining Sellers have agreed to enter into and deliver this Agreement in order to induce Parent and the Company to enter into the Settlement Agreement and pay the Thirty Five Million Dollars ($35,000,000) to the Payment Agent for distribution to each Company Stockholder.
     NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, Parent, the Company, the Remaining Sellers and the Seller Representative agree as follows:

ARTICLE I. DEFINITIONS
     1.1 Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Merger Agreement. In addition to the terms defined in the Merger Agreement, for purposes of this Agreement, the terms listed below have the following meanings.
     1.2 Additional Consideration means the amount determined in accordance with Section 2.2 hereof.
     1.3 Business Plan is defined in Section 4.2.
     1.4 EBITDA is defined in Article III.
     1.5 Final Payment is defined in Section 2.2(d).
     1.6 Final Target means an amount equal to Fifty Million Dollars ($50,000,000).
     1.7 First Anniversary Payment means an amount equal to Thirty Five Million Dollars ($35,000,000).
     1.8 Income Statement is defined in Section 2.2(b).
     1.9 Operationally Autonomous is defined in Section 4.3.
     1.10 Parent’s Accountants is defined in Section 3.1.
     1.11 Period means the first full eight (8) fiscal quarters commencing as of the Closing Date.
     1.12 Quarterly Earn-Out Meetings is defined in Section 4.4.
     1.13 Seller Representative is defined in the Preamble and in Section 5.9(a).
ARTICLE II. ADDITIONAL CONSIDERATION PAYMENT
     2.1 Nature of Additional Consideration Payment. The parties hereto acknowledge that, contemporaneously with and subject to the execution and delivery of this Agreement, the First Anniversary Payment was paid to the Payment Agent for distribution to each Company Stockholder in the same allocation and same manner as the Merger Consideration. The balance of the Additional Consideration, if any, will be payable solely to the Remaining Sellers as provided for in Section 2.2 below; provided, however, that such Additional Consideration, which the Remaining Sellers acknowledge and agree is inclusive of the First Anniversary Payment, in no event will exceed Fifty Eight Million Six Hundred Fifty Thousand Dollars ($58,650,000) (the “Maximum Total Payment”). The parties hereto acknowledge that the Maximum Total Payment in this Agreement was calculated and determined as (i) the First Anniversary Payment plus (ii) forty-three percent (43%) of the excess of the $90 million maximum payment from the Original Agreement less the $35 million First Anniversary Payment under this Agreement; with the forty-

three percent (43%) representing the percentage of the Additional Consideration allocable solely to the Remaining Sellers.
     2.2 Final Payment of Additional Consideration.
          (a) As soon as practical and in no event later than forty-five (45) days after the end of the Period, Parent will determine for distribution to each Remaining Seller to be allocated among the Remaining Sellers based on the percentages next to their names on the signature page hereto (which percentages, the Remaining Sellers acknowledge and agree, are based on their percentage allocation of Merger Consideration in the Merger Agreement), the Additional Consideration and any resulting Final Payment as determined in this Section 2.2. Additional Consideration will be available only if the Surviving Corporation generates EBITDA for the entire Period, greater than the Final Target. The Additional Consideration will be paid as follows: (i) if EBITDA during the Period is less than or equal to the Final Target, no Final Payment will be payable or (ii) if EBITDA during the Period is greater than the Final Target, then for each one dollar ($1.00) of EBITDA in excess of the Final Target, two dollars ($2.00) of Additional Consideration will be payable in accordance with Section 2.2(d) below up to the Maximum Total Payment of Additional Consideration — comprised of both the First Anniversary Payment and the Final Payment — of Fifty Eight Million Six Hundred Fifty Thousand Dollars ($58,650,000).
          (b) As soon as practical (and in no event later than sixty (60) days after the end of the Period), Parent shall cause to be prepared and delivered to the Seller Representative (i) an income statement of the Surviving Corporation for the entire Period (the “Income Statement”) and (ii) a calculation of the Additional Consideration, if any, based on the calculation of EBITDA for the Period determined from the financial information contained in the Income Statement, including such schedules and data as may be appropriate to support such calculation. The Income Statement shall be prepared in accordance with GAAP subject to the guidelines described in Section 3 below. The Seller Representative or his designees and agents shall be entitled to review the Income Statement, Parent’s calculations of the Additional Consideration, and any working papers and similar materials relating to such Income Statement prepared by Parent or Parent’s Accountants. Parent also shall provide the Seller Representative with timely access, during normal business hours, to the personnel, properties, books and records of the Surviving Corporation and all other information reasonably requested, to the extent related to the determination of the Income Statement and the applicable Additional Consideration, if any. The Seller Representative agree to keep any and all such information received by him confidential and not to disclose such information or otherwise use it for any purposes other than reviewing the Income Statement, the related calculation of EBITDA and the Additional Consideration (if any) and to resolve any disputes with respect to the foregoing.
          (c) The Seller Representative shall review the Income Statement and, on or before the sixtieth (60th) day after the Seller Representative’s receipt of the Income Statement, the Seller Representative shall deliver to Parent, in writing, any objection or dispute thereto which the Seller Representative may have with respect to the Income Statement, including Parent’s calculation of EBITDA or the Additional Consideration, which shall be quantified and items so contested shall be described in sufficient detail in order to permit Parent to evaluate the basis for such dispute. If the Seller Representative fail to make an objection to the Income

Statement or to Parent’s calculation of the Additional Consideration during this sixty (60) day period, the Seller Representative, on behalf of the Remaining Sellers, will be deemed to have accepted the calculation of EBITDA and the amount of Additional Consideration. If the Seller Representative make a timely objection to the Income Statement or to Parent’s calculation of the Additional Consideration, and Parent and the Seller Representative are unable to resolve their disputes within fifteen (15) days after the objection of the Seller Representative, the dispute shall be resolved by the Independent Accountants. The determinations of the Independent Accountants shall be final, binding and conclusive to Parent, the Seller Representative and the Remaining Sellers and their respective Affiliates, successors, assigns or heirs. The fees, expenses and disbursements of the Independent Accountants (i) shall be borne by the Seller Representative (and payable first from any Additional Consideration due the Remaining Sellers) in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Seller Representative bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller Representative bears to the aggregate dollar amount of such items so submitted.
          (d) The Additional Consideration less the amount of the First Anniversary Payment (the “Final Payment”) shall, within ten (10) days after the Additional Consideration has been finally determined, be paid by Parent to the Remaining Sellers based on the percentage allocation of such Remaining Seller as set forth next to such Remaining Seller’s name on the signature page hereto. Notwithstanding anything in this Agreement, the Merger Agreement, the Original Agreement, the Settlement Agreement or any other agreement to the contrary, in no event shall the aggregate of the First Anniversary Payment plus the Final Payment exceed the Maximum Total Payment. In the event that the First Anniversary Payment exceeds the Additional Consideration, no Final Payment will be due or owing by Parent under this Agreement and the Remaining Sellers will not be liable for or otherwise obligated to pay or reimburse any such excess to Parent.
ARTICLE III. COMPUTATION OF EBITDA
     3.1 Manner of Computation. For purposes of this Agreement, “EBITDA” of the Surviving Corporation for any period shall mean its cumulative earnings before interest, taxes, depreciation, amortization and reasonable allocations for such period. EBITDA shall be determined in accordance with the principals and methods of accounting set forth on Addendum A attached hereto and incorporated herein and, to the extent not covered in Addendum A, otherwise in accordance with generally accepted accounting principles (GAAP) applied by Parent in a manner substantially consistent with the past practices of the Company and as determined by the firm of independent certified public accountants engaged by Parent for purposes of its own audit (the “Parent’s Accountants”).
     3.2 Specific Items. In determining such EBITDA:
          (a) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term is defined in GAAP;

          (b) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business;
          (c) no deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Parent to the Surviving Corporation except to the extent provided for in Addendum A;
          (d) no deduction shall be made for legal or accounting fees and expenses arising out of this Agreement, the Merger Agreement, the Original Agreement or the Settlement Agreement except for fees in support of receivables’ collection or contract enforcement with a customer of the Business;
          (e) the purchase and sales prices of goods and services sold by the Surviving Corporation to Parent or its Affiliates or purchased by the Surviving Corporation from Parent or its Affiliates shall be adjusted to reflect the amounts that the Surviving Corporation would have realized or paid if dealing with an independent party in an arm’s-length commercial transaction; and
          (f) EBITDA will be determined on a cumulative basis during the Period (with respect to the Surviving Corporation only) from the financial statements prepared by Parent. For purposes of determining EBITDA, except as specifically provided for on Addendum A, no corporate overhead or intercompany charges, including, without limitation, any additional costs or expenses associated with the Surviving Corporation being a subsidiary of a publicly traded company (e.g. management expenses or regulatory compliance) will be allocated to the business of the Surviving Corporation during the Period.
ARTICLE IV. COVENANTS REGARDING OPERATIONS
     4.1 Covenants of Parent, Surviving Corporation, the Remaining Sellers and the Seller Representative During the Period. Parent, Surviving Corporation, the Remaining Sellers and the Seller Representative agree that each party will act in good faith with respect to the covenants set forth in this Article IV.
     4.2 Operations of the Business. Except to the extent specifically provided in Section 4.3 below, the Business of the Surviving Corporation will be operated during the Period in accordance with the Parent’s policies and procedures applicable to its subsidiaries in general as such policies and procedures may be modified or amended from time to time by Parent at its sole and absolute discretion (including, by way of example only, that the Surviving Corporation will refrain from booking unprofitable business that may enhance revenue at the risk of impairing the long-term success of the Surviving Corporation; and that the Board of Directors of the Surviving Corporation, as appointed by Parent, will have the ultimate control and responsibility for the material operations and decision making of the Surviving Corporation such as geographic expansion and entering into new lines of business).
     4.3 Operational Autonomy. During the Period, Parent agrees that, so long as the Company is operating at an aggregate gross margin for the Company’s business as a whole of not less than 15% on a trailing 12-month basis and is generating, on a trailing 12-month basis beginning for the period ended December 31, 2007, EBITDA in excess of $25,000,000, (i) the

Surviving Corporation shall remain Operationally Autonomous (as defined below) and (ii) Anthony Mellina and David Vogelzang shall have the authority to manage the Surviving Corporation as provided by the terms of their employment agreements entered into with Parent in connection with the Settlement Agreement (the “Management Employment Agreements”); provided, however, that payment of Additional Consideration to a Remaining Seller is not conditioned upon the continuing employment of such Remaining Seller with Parent, the Company or any Affiliate thereof. As used in this Section 4.3, “Operationally Autonomous” means that, from and after the Effective Time, Parent shall (i) cause the Surviving Corporation to maintain, in all material respects, its existence as a distinct operating entity apart from the other Affiliates of Parent, including maintaining for the Surviving Corporation a separate income statement, (ii) allow the Surviving Corporation to make employment decisions that are reasonable and in the best interests of the Business, (iii) allow capital investments that are approved in accordance with the Parent’s capital approval process, (iv) subject to (v) below, allow the Surviving Corporation to enter into customer agreements so long as such contracts meet risk tolerances as established by the Parent and (v) allow the Surviving Corporation to enter into customer agreements so long as such contracts, on a pro forma basis, generate at least 10% gross margins, whereby gross margin is defined as gross profit divided by revenue, as calculated in accordance with GAAP; provided, however, part (v) of this Section 4.3 shall not apply to a transaction or a series of related transactions that have a pro forma revenue amount of less than of $1 million or that otherwise have been pre-approved, in writing, by Parent.
     4.4 Quarterly Meetings. During the Period, Parent shall, at the Seller Representative’s reasonable request, but not more frequently than quarterly, meet (telephonically or in person) (the “Quarterly Earn-Out Meetings”) with Seller Representative to discuss the operation of the Business, including, but not limited to, financial results or other issues relating to the Additional Consideration.
     4.5 Acknowledgment of the Company, the Remaining Sellers and the Seller Representative. Each of the Company, the Remaining Sellers and the Seller Representative acknowledges and agrees that (i) Parent makes no representations nor provides any assurances whatsoever as to the feasibility of achieving the Additional Consideration or any portion thereof (over and above the First Anniversary Payment) and (ii) neither Parent nor the Surviving Corporation owe any fiduciary duty to the Remaining Sellers or the Seller Representative.
     4.6 Remedy for Breach of Covenants. In the event that Parent or Surviving Corporation materially breach the covenants set forth in this Section 4, and (i) such material breach continues for a period of thirty (30) days after the Seller Representative has provided written notice to Parent and Surviving Corporation setting forth, in reasonable detail, the terms of such material breach, and (ii) thereafter, the Seller Representative receives a final, non-appealable order of a court of competent jurisdiction wherein Parent or the Surviving Corporation is found to be in material breach of this Section 4, this Agreement shall be subject to immediate termination at the option, to be exercise in writing, of the Seller Representative. Upon any such termination, Parent shall be obligated to pay to the Remaining Sellers for distribution in accordance with the terms hereof, in immediately available funds, as Additional Consideration, an amount equal to $1,000,000. Any such payment under this Section 4.6 shall be the Remaining Sellers’ sole and exclusive remedy for a breach by Parent or the Surviving

Corporation for a breach of this Section 4.6 and, without limiting the foregoing, shall be in lieu of any further payment of Additional Consideration.
ARTICLE V. MISCELLANEOUS
     5.1 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon the determination that any provision of this Agreement is illegal, invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
     5.2 Entire Agreement; Assignment. This Amended and Restated Earnout Agreement, including the Addendum hereto, and, to the extent referenced herein, the Merger Agreement, the Management Employment Agreements and the Settlement Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, specifically, the Original Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent or the Surviving Corporation may, without such prior written consent, at any time, transfer or assign, in whole or from time to time in part, its rights or obligations under this Agreement (i) to one or more of its Affiliates or (ii) to any Person acquiring all or a significant portion of Parent’s or the Surviving Corporation’s assets or equity interests.
     5.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     5.4 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by a reputable overnight courier service (providing proof of delivery) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address or facsimile number as such party may hereafter specify by like notice):
          (a) if to Parent or Merger Sub, to:
Agilysys, Inc.
2255 Glades Road, Suite 301E
Boca Raton, Florida 33431
Attn: Chief Executive Officer
and Chief Financial Officer

Facsimile No.: 561-999-8765
               with a copy to:
Calfee, Halter & Griswold LLP
800 Superior Avenue #1400
Cleveland, Ohio 44114-2688
Attention: Robert A. Ross
Facsimile No.: 216-241-0816
          (b) if to the Seller Representative, to:
Anthony Mellina
3 Colts Gait Lane
Colts Neck, NJ 07722
Facsimile: (     )      -
               with copies (which shall not constitute notice) to:
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey
Facsimile: (973) 597-2569
Attention: Raymond P. Thek, Esq.
               All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 11:59 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt
     5.5 Waiver of Compliance. The party for whose benefit a warranty, representation, covenant or condition is intended may, in writing, waive any inaccuracies in the warranties, representations, covenants or conditions contained in this Agreement or waive compliance with any of the foregoing and so waive performance of any of the obligations of the other party hereto and any defaults hereunder, provided, however, that such waiver shall not affect or impair the waiving party’s rights in respect to any other warranty, representation, covenant, condition or default hereunder.
     5.6 Headings. The headings contained in this Agreement are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.
     5.7 Amendment or Supplement. This Agreement may be amended, modified, or supplemented solely by written agreement of all of the parties hereto making specific reference to this Agreement.

     5.8 Governing Law. This Agreement and all matters arising directly or indirectly herefrom shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Ohio, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Legal Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the state described in the preceding sentence and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     5.9 Appointment of Seller Representative.
          (a) The Seller Representative is hereby appointed as agent and attorney-in-fact for and on behalf of the Remaining Sellers (the “Seller Representative”), to give and receive notices and communications, to agree to, negotiate and enter into settlements and compromises of claims, to demand, prosecute and defend claims arising out of this Agreement and to comply with orders of courts and determinations and awards with respect to claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. Such agency may be changed by the Remaining Sellers from time to time upon not less than ten (10) calendar days’ prior written notice to Parent. Any vacancy in the position of Seller Representative shall be filled by a majority-in-interest of the Remaining Sellers. The Seller Representative may resign upon ten (10) calendar days’ prior written notice to Parent and the Company provided that no such resignation shall become effective until the appointment of a successor Seller Representative. No bond shall be required of the Seller Representative, and the Seller Representative shall not receive compensation for his services. Notices or communications to or from the Seller Representative shall constitute notice to or from each Remaining Seller.
          (b) The Seller Representative shall not have any liability to the Remaining Sellers for any action taken or suffered by him or omitted by him hereunder as Seller Representative, except as caused by the Seller Representative’s gross negligence or willful misconduct. The Seller Representative may, in all questions arising hereunder, rely on the advice of counsel and the Seller Representative shall not be liable to the Remaining Sellers for anything done, omitted or suffered by the Seller Representative based on such advice. The Seller Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Seller Representative.
          (c) A decision, act, consent or instruction of the Seller Representative in a matter entrusted to the Seller Representative by this Agreement shall be deemed to have been taken or given on behalf of all Remaining Sellers and shall be final, binding and conclusive upon all Remaining Sellers, and Parent and the Company may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of, and binding on, each of the Remaining Sellers. Parent, the Company and their respective Affiliates are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Seller Representative.
[signature page to follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Earnout Agreement to be executed and delivered all as of the date first written above.

PARENT

Agilysys, Inc., an Ohio corporation

/s/ Martin F. Ellis

By: Martin F. Ellis
Its: EVP, Treasurer & CFO

COMPANY/MERGER SUB

Agilysys NJ, Inc., a New Jersey corporation

/s/ Martin F. Ellis

By: Martin F. Ellis
Its: Vice President

REMAINING SELLERS

Anthony Mellina (44.2%)

/s/ Anthony Mellina

Anthony Mellina

David Vogelzang (44.2%)

/s/ David Vogelzang

David Vogelzang

Frank G. Batula (11.6%)

/s/ Frank Batula

Frank Batula

SELLER REPRESENTATIVE

/s/ Anthony Mellina

Anthony Mellina

ADDENDUM A
EBITDA Principals
EBITDA shall be defined as the Surviving Corporation’s operating income, as defined by GAAP, plus any depreciation and amortization charged to the Surviving Corporation’s income statement. Revenues and expenses shall be calculated in accordance with GAAP consistently applied in accordance with the Parent’s accounting policies. Solely for purposes of determining EBITDA during the Period:
1. The Surviving Corporation shall earn a 3% finders fee for all revenue recognized by the Parent during the Period on sales of non-Sun related products and services to existing customer accounts of the Surviving Corporation at the Effective Time, which is not directly recorded on the Surviving Corporation’s income statement. The finders fee shall be the product of the revenue recognized by the Parent and .03.
2. The Surviving Corporation may be charged allocations for marketing and inside sales functions to the extent such functions are recorded on the Parent’s or an Affiliate’s income statement. Calculation of these allocations will be on a basis consistent with such charges to Parent’s other operating business units and will be commensurate with the actual costs related to providing such support.
3. Expenses related to corporate functions, including financial accounting, accounts payable, accounts receivable collection, payroll, customer credit evaluation, tax, treasury, information technology, legal, and human resource provided to the Surviving Corporation will be determined by taking two times the expense incurred by the Company for such functions in the twelve months prior to the Effective Time.
4. Provisions for bad debt and inventory obsolescence shall be calculated on a basis that is consistent with the Parent’s estimate for these items, which estimates will be applied consistent with GAAP and the Parent’s accounting policies.
5. The Surviving Corporation’s expenses for payroll taxes and employee benefits shall be 14.00% of salaries, wages, incentives and overtime for the period ending June 30, 2008, and 15.75% of salaries, wages, incentives and overtime for all periods thereafter.
6. Severance expense related to terminating any Surviving Corporation employee shall be charged to the Surviving Corporation’s income statement and included in the calculation of EBITDA only if the termination decision is agreed to by the management of the Surviving Corporation. Such severance expense will be calculated in accordance with the Parent’s severance policy.
7. Parent and its Subsidiaries shall account for all revenue generated by the Parent and its Subsidiaries from sales of Sun products by Parent and its Subsidiaries, except for those in the Southern California region covered by Agilysys CA, Inc. (fka Stack Computer), as sales of the Company, subject to appropriate and good faith adjustments in the event of subsequent acquisitions by Agilysys CA, Inc.